Exhibit 99.1

Duke Energy IR Summary - NC Coal Ash Management Act of 2014

Background:

On February 2, 2014 a break in a stormwater pipe beneath an ash basin at Duke Energy’s retired Dan River Steam Station caused a release of approximately 30,000 to 39,000 tons of ash into the Dan River.  This incident led to a broader discussion on coal ash management in the state of North Carolina.

On March 12, 2014, Lynn Good, Duke Energy’s President and CEO, outlined the Company’s recommendations for near-term and longer-term coal ash management in a public letter to NC Governor McCrory.  The Company proposed excavation of ash basins at three sites (Dan River, Riverbend, and Asheville), acceleration of a closure plan for the Sutton site, and evaluation of dry fly-ash handling at the Company’s two remaining active sites (Cliffside Unit 5 and Asheville Units 1 - 2) that don’t currently have this technology.

On April 22, 2014, Paul Newton, Duke Energy North Carolina’s President, provided an estimated range of costs for ash basin closure to the NC General Assembly’s Environmental Review Commission.  This presentation estimated that the costs to close the Company’s North Carolina ash basins would range from $2 billion to $10 billion, depending on methods chosen.

For more information on Duke Energy’s coal ash management plans, as well as industry information on the subject, please visit www.duke-energy.com/ash-management.

2014 Legislative Session in North Carolina:

•                  May 14th - Senate Bill 729 (SB 729) was introduced during the 2014 short legislative session in North Carolina

•                  June 25th - SB 729 was passed by the Senate in a unanimous vote (45-0, 4 absences)

•                  July 3rd - SB 729 was passed by the House (94-16) with certain modifications to the Senate version

•                  July 14th — Senate voted not to concur with the House version, requiring a conference committee to finalize legislation

•                  August 19th — A compromise bill is reached by the conference committee

•                  August 20th — Coal Ash Management Act of 2014 (“the Act”) is approved by the North Carolina House & Senate and sent to Governor McCrory for review

Key Provisions of the Act:

•                  Immediate Actions: Requires ash basins at Dan River, Asheville, Riverbend, and Sutton to be excavated and closed as quickly as practicable and no later than 8/1/2019.  All active plants must convert to dry fly ash handling by 12/31/2018 (or retire the units) and dry bottom ash handling by 12/31/2019 (or retire the units).

•                  Classifications: The remaining ash basins will be classified by the North Carolina Department of Environment and Natural Resources (DENR) into three categories of risk by 12/31/2015. Basins determined to be high-risk must be closed by no later than 12/31/2019, intermediate-risk basins by no later than 12/31/2024, and low-risk basins by no later than 12/31/2029.

•      Variance Authority:  Allows the Coal Ash Management Commission to grant a variance to extend any deadline for closure of an impoundment, but not extend the deadline for more than three years beyond the date applicable to the impoundment (2019, 2024 or 2029).

•                  Closure Methodologies: High and intermediate-risk basins may not be capped in place — instead, coal ash from those facilities must be de-watered, excavated and relocated to lined landfills or recycled toward a beneficial use such as concrete production or roadway construction.  Low-risk basins are closed via de-watering and capping in place or another methodology approved by DENR and the Coal Ash Management Commission.

•                  Coal Ash Management Commission:  Establishes a new, independent and specialized nine-member Coal Ash Management Commission to review and approve risk classifications and closure plans proposed by DENR and owners of coal ash basins. The commission will make policy recommendations to the General Assembly to ensure efficient and safe coal ash management statewide.  Commissioners will be appointed to six year terms (3 appointed by the Governor and 6 appointed by the General Assembly).  The Commission chair will be named by the Governor.

•                  Cost Recovery: Moratorium on cost recovery of basin closure costs from retail customers until January 15, 2015; however, utilities can seek deferral of costs during the moratorium.  The moratorium does not apply to recovery through the fuel clause of the net sale of ash byproducts.  Under this legislation, the recovery of coal ash basin closure costs will be eligible for consideration by the North Carolina Utility Commission (NCUC).

•                  Expedited Permitting Process: DENR is required to assess the completeness of an application to conduct activities under the Act within 30 days and will issue a draft decision within 90 days after the application is determined to be complete.  There shall be a public hearing/comment period for no less than 30 days but no more than 60 days after the draft decision is issued.  Final permits are issued within 60 days of the expiration of the comment period.

Key Deadlines & Milestones Under the Act:

Key Date/Deadline	Action
1/15/2015	Moratorium on NCUC granting base rate increases for ash basin cost recovery ends
8/1/2015	Moratorium on unlined structural fill projects until this date
On or Before 12/31/2015	DENR submits classifications and priorities of risk levels for ash basins
On or Before 12/31/2018	All active plants must convert to dry fly ash handling or retire
On or Before 8/1/2019	Riverbend, Dan River, Asheville, and Sutton impoundments must be closed
On or Before 12/31/2019	High-risk impoundments must be closed
On or Before 12/31/2019	All plants must convert to dry bottom ash handling or retire
On or Before 12/31/2024	Intermediate-risk impoundments must be closed
On or Before 12/31/2029	Low-risk impoundments must be closed

Duke Energy Next Steps:

•                  Finalize our long-term ash basin closure strategies for all sites on our system by the end of 2014.  These plans will be informed by final EPA regulations on Coal Combustion Residuals, which is expected in December 2014.

•                  We are committed to developing a scientific, engineered solution for each site that will protect the environment and allow us to continue to provide safe, reliable and cost-effective electricity for our customers.

•                  Our ash basin closure costs will be dependent upon the methodology selected and approved for each site.  We will continue to refine our projections for closure costs as our plans are finalized.